Exhibit 99.1

Contacts:

Media Relations

Scott Sloat

240-855-0164

scott.sloat@sprint.com

Investor Relations

Yijing Brentano

800-259-3755

investor.relations@sprint.com

SPRINT NEXTEL REPORTS

FIRST QUARTER 2010 RESULTS

➢	First sequential increase in total net operating revenues and wireless service revenues in nearly three years

➢	Best year-over-year improvement in net post-paid subscriber results in five years

➢	Consolidated Adjusted OIBDA* and Adjusted OIBDA margin* grew sequentially

➢	Successful Assurance Wireless launch in five states; demonstrating strength of multi-brand prepaid strategy

➢	Nine consecutive quarters of improvement in Customer Care Satisfaction and First Call Resolution

The company’s first quarter earnings conference call will be held at 8 a.m. EDT today. Participants may dial 800-938-1120 in the U.S. or Canada (706-634-7849 internationally) and provide the following ID: 65705796, or may listen via the Internet at www.sprint.com/investor.

OVERLAND PARK, Kan. – April 28, 2010 — Sprint Nextel Corp. (NYSE: S) today reported first quarter 2010 financial results. The company announced first quarter consolidated net operating revenues of approximately $8.1 billion, a net loss of $865 million, which includes a non-cash $365 million (12 cents per share) increase in valuation allowance on deferred tax assets resulting from net operating loss carryforwards generated during the first quarter, and a diluted loss per share of 29 cents. Excluding the increased valuation allowance on deferred tax assets, the diluted loss per share would have been 17 cents for the quarter. The company generated $506 million of Free Cash Flow* in the quarter. As of March 31, 2010, Sprint had approximately $4.4 billion in cash, cash equivalents and short-term investments.

Sprint lost a total of 75,000 net subscribers in the quarter. Driven by the best year-over-year improvement in post-paid gross subscriber additions and the highest prepaid gross subscriber additions in five years, the company achieved the best total company net subscriber results since the third quarter of 2007. Net post-paid subscriber losses improved year-over-year as the company lost 670,000 fewer subscribers than in the first quarter of 2009.

“Sprint’s first quarter results, including increased net operating revenues and significant year-over-year net post-paid subscriber improvements show we continue to make progress in improving the business,” said Dan Hesse, Sprint Nextel CEO.

Consumers and businesses alike are beginning to recognize that Sprint offers what others don’t – simple and predictable value-pricing, cutting-edge devices, a growing 4G network that provides download speeds up to 10 times faster than 3G networks, and now the industry’s leading money-back guarantee.

In addition, Sprint’s prepaid offerings continue to grow with the new $50 unlimited offer on its CDMA network and increased handset selection including the introduction of the first BlackBerry device on Boost. Sprint also continued with the successful launch of the Assurance Wireless brand, now available in five states, and introduced an enhanced Virgin Mobile broadband offer.

“Our ongoing focus on improving the customer experience, generating cash and strengthening the brand continues to pay off. Customer satisfaction has improved for the ninth consecutive quarter and we generated more than $500 million in Free Cash Flow*. The January launch of the award-winning and critically acclaimed Sprint Overdrive TM 3G/4G Mobile Hotspot, the upcoming launch of the world’s first 3G/4G Android TM handset, HTC EVO TM 4G, and the introduction of the industry’s first true money-back guarantee demonstrate Sprint’s innovation,” Hesse said.

Beyond the Overdrive and HTC EVO 4G, since the beginning of 2010 Sprint has launched or announced several additional new devices including, Motorola i1, the world’s first push-to-talk Android -powered smartphone, and Motorola Brute TM i680, which combines ultra-rugged durability with the best-in-class push-to-talk services of Nextel Direct Connect®. Sprint also announced the latest additions to its growing portfolio of eco-friendly devices – LG Remarq TM and Samsung Restore TM, as well as the new BlackBerry® Bold TM 9650 smartphone with multimedia features and international roaming capabilities. Sprint launched the fashionable LG Lotus Elite TM and LG Rumor TouchTM, and Boost Mobile® launched its first-ever QWERTY clamshell phone, the Sanyo Incognito TM by Kyocera, and the BlackBerry Curve TM 8330.

Sprint launched 4G service in Houston in first quarter 2010 and Sprint 4G is now available in 28 markets serving nearly 40 million people. As previously announced by Clearwire Corp. (NASDAQ: CLWR), coverage is expected to reach up to 120 million people by the end of 2010 including deployments in Boston, New York, San Francisco, Kansas City and Washington, D.C.

CONSOLIDATED RESULTS

TABLE NO. 1 Selected Unaudited Financial Data (dollars in millions, except per share data)

	Quarter To Date
Financial Data	March 31, 2010	March 31, 2009	% Δ
Net operating revenues	$8,085	$8,209	(2)%

Adjusted OIBDA*	1,478	1,723	(14)%

Adjusted OIBDA margin*	19.7%	22.2%

Net loss (a)	(865)	(594)	(46)%

Diluted loss per common share (a)	$(0.29)	$(0.21)	(38)%

Capital Expenditures (1)	$419	$291	44%

Free cash flow*	$506	$796	(36)%

(a)	The first quarter 2010 results include a non-cash $365 million ($0.12 per share) increase in valuation allowance on deferred tax assets resulting from net operating loss carryforwards generated during the period.

•

Consolidated net operating revenues of $8.1 billion for the quarter were approximately 2% lower than in the first quarter of 2009 but almost 3% higher than in the fourth quarter of 2009. The year-over-year decline is primarily due to lower contributions from post-paid wireless service revenues and wireline revenues, partially offset by increases from fourth quarter acquisitions, prepaid Boost Mobile service revenues and total equipment revenues. The sequential growth is primarily due to increases from fourth quarter acquisitions.

•

Adjusted OIBDA* was approximately $1.5 billion for the quarter, compared to $1.7 billion for the first quarter of 2009 and $1.4 billion for the fourth quarter of 2009. The year-over-year decline in Adjusted OIBDA* was primarily due to lower wireless service revenues and higher subsidy costs resulting from improvement in retail subscriber gross additions as well as a greater mix of post-paid handsets sold with higher functionality. Sequentially, Adjusted OIBDA* improved primarily due to an increase in wireless service revenues as a result of the fourth quarter acquisitions, partially offset by higher subsidy costs.

•

Capital expenditures were $419 million in the quarter, compared to $291 million in the first quarter of 2009 and $554 million in the fourth quarter of 2009. The 44% year-over-year increase was due primarily to additional wireless spending.

•	Free Cash Flow* was $506 million for the quarter, compared to $796 million for the first quarter of 2009 and $666 million for the fourth quarter of 2009.

WIRELESS RESULTS

TABLE NO. 2 Selected Unaudited Financial Data (dollars in millions)

	Quarter To Date
Financial Data	March 31, 2010	March 31, 2009	% Δ
Net operating revenues	$7,048	$7,035	NM

Adjusted OIBDA*	1,196	1,449	(17)%

Adjusted OIBDA margin*	18.5%	22.0%

Capital Expenditures (1)	$311	$197	58%

NM - Not Meaningful

Wireless Customers

•

The company served 48.1 million customers at the end of the first quarter of 2010. This includes 33.4 million post-paid subscribers (26 million on CDMA, 6.8 million on iDEN, and 607,000 Power Source users who utilize both networks), 11 million prepaid subscribers (5.7 million on iDEN and 5.3 million on CDMA) and approximately 3.6 million wholesale and affiliate subscribers, all of whom utilize our CDMA network.

•	For the quarter, net wireless customers declined by a total of 75,000, and net retail subscribers declined by approximately 230,000, including net losses of 578,000 post-paid customers.

•	The CDMA network lost approximately 131,000 post-paid customers while iDEN lost almost 447,000 customers.

•

The company gained a net 348,000 prepaid subscribers, which includes net additions of 392,000 CDMA customers, offset by net losses of 44,000 iDEN customers. The company also gained 155,000 wholesale and affiliate subscribers as a result of renewed subscriber growth in the wireless MVNO business.

•	The credit quality of our post-paid customers remained flat year-over-year and sequentially at more than 84% prime.

•	Approximately 9% of post-paid customers upgraded their handsets during the first quarter, resulting in continued strength in contract renewals.

Wireless Churn

•

Post-paid churn in the quarter was 2.15% compared to 2.25% in the year-ago period and 2.11% in the fourth quarter of 2009. Post-paid churn, excluding the effect of deactivations of Helio customers, was 2.12% for the first quarter of 2010. The year-over-year improvement in churn is primarily due to improved retention performance. Sequentially, churn was negatively affected by historical first quarter seasonality; however, the first quarter sequential increase in churn improved by five and 12 basis points compared to the same periods in 2009 and 2008, respectively.

•

Prepaid churn in the first quarter of 2010 was 5.74%, compared to 6.86% in the year-ago period and 5.56% in the fourth quarter of 2009. The year-over-year improvement in churn is primarily due to the inclusion of Virgin Mobile customers who have lower churn on average than that of Boost Mobile customers. Sequentially, prepaid churn increased as a result of deactivations of Boost Mobile customers at the expiration of holiday retention offers.

Wireless Service Revenues

•

Retail wireless service revenues of $6.4 billion for the quarter increased by less than 1% compared to the first quarter of 2009 and increased approximately 3% compared to the fourth quarter of 2009. The year-over-year and sequential improvement is primarily due to an increased number of prepaid subscribers as a result of the acquisition of Virgin Mobile and success of the Boost Monthly Unlimited offering.

•

Wireless post-paid ARPU of approximately $55 for the quarter declined year-over-year from $56, but remained flat sequentially. The year-over-year decline is due to lower overage revenues as a result of greater popularity of fixed-rate bundle plans, partially offset by reductions in credits issued to customers resulting from an improved customer experience.

•

Prepaid ARPU in the quarter was approximately $27 compared to $31 in the year-ago period and in the fourth quarter of 2009. The year-over-year and sequential declines are due to the inclusion of Virgin Mobile and Assurance Wireless customers who have lower ARPU on average than that of Boost Mobile customers.

•

Wholesale, affiliate and other revenues were down $113 million compared to the year-ago period and $53 million sequentially. Service revenues from Virgin Mobile and iPCS, Inc., subsequent to the fourth quarter 2009 acquisitions, are reported as wireless retail service revenues, resulting in a decline in wholesale, affiliate and other revenues. The year-over-year decline is also due to losses of two large telecom carrier customers.

Wireless Operating Expenses and Adjusted OIBDA*

•	Total wireless operating expenses were $7.4 billion in the first quarter, compared to $7.6 billion in the year-ago period and $7.5 billion in the fourth quarter of 2009.

•

Wireless equipment subsidy in the first quarter was approximately $1 billion (equipment revenue of $567 million, less cost of products of $1.57 billion) as compared to approximately $840 million in the year-ago period and approximately $960 million in the fourth quarter of 2009. The year-over-year increase in subsidy is a combination of a greater mix of post-paid handsets sold with higher functionality, and an increase in the number of prepaid handsets sold as a result of the national Boost Monthly Unlimited offering and the acquisition of Virgin Mobile. The sequential increase in subsidy is primarily due to the inclusion of Virgin Mobile for a full quarter, offset by favorability resulting from reduced post-paid device sales.

•

Wireless SG&A expenses increased less than 1% year-over-year, and remained relatively flat sequentially. Year-over-year higher sales expenses, as a result of higher gross additions, were partially offset by lower labor expenses.

•

Adjusted OIBDA* of $1.2 billion in the first quarter of 2010 compares to $1.4 billion in the first quarter of 2009 and $1.2 billion in the fourth quarter of 2009. The year-over-year decline in Adjusted OIBDA* was primarily due to higher subsidy costs. Sequentially, Adjusted OIBDA* improved $44 million, primarily as a result of higher prepaid service revenue partially offset by higher prepaid subsidy.

Wireless Capital Spending

Wireless capital expenditures were $311 million in the first quarter of 2010, compared to $197 million spent in the first quarter of 2009 and $427 million in the fourth quarter of 2009. During the quarter, the company invested in coverage and capacity to maintain a competitive position in mobile broadband and overall network quality. At the end of the first quarter of 2010, Sprint’s networks continue to operate at best-ever levels.

WIRELINE RESULTS

TABLE NO. 3 Selected Unaudited Financial Data (dollars in millions)

	Quarter To Date
Financial Data	March 31, 2010	March 31, 2009	% Δ
Net operating revenues	$1,297	$1,465	(11)%

Adjusted OIBDA*	279	286	(2)%

Adjusted OIBDA margin*	21.5%	19.5%

Capital Expenditures (1)	$56	$77	(27)%

•

Wireline revenues of $1.3 billion for the quarter declined 11% year-over-year as a result of reduced voice volume and rate, customer migrations from legacy data to IP, and rate pressure on IP services. Sequentially, wireline revenues were 2% lower, primarily due to reductions in voice volume and rate.

•

Total operating expenses were $1.1 billion in the first quarter of 2010. Total operating expenses improved 17% year-over-year due to declines in costs of service as IP becomes a larger percent of the Wireline base, and improvement in SG&A expenses. Sequentially, operating expenses declined 7% as a result of reduced voice volume and rate changes.

•	Wireline Adjusted OIBDA* was $279 million for the quarter compared to $286 million in the first quarter of 2009 and $259 million reported for the fourth quarter of 2009.

•

Wireline capital expenditures were $56 million in the first quarter of 2010, compared to $77 million in the first quarter of 2009 and $62 million in the fourth quarter of 2009. The company made significant capital investments in prior years to build out its IP network, and less capital was required in recent quarters to maintain high quality performance levels.

Forecast

Sprint Nextel expects that both post-paid and total subscriber losses will improve in 2010, as compared to 2009. The company still expects full-year capital expenditures in 2010 to be up to $2 billion. In addition, the company expects to continue to generate positive Free Cash Flow* during the remainder of 2010.

*FINANCIAL MEASURES

Sprint Nextel provides financial measures determined in accordance with accounting principles generally accepted in the United States (GAAP) and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

OIBDA is operating income/(loss) before depreciation, amortization, asset impairments and abandonments. Adjusted OIBDA is OIBDA excluding severance, exit costs, and other special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues for Wireless and Adjusted OIBDA divided by net operating revenues for Wireline. We believe that Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and intangible assets. Adjusted OIBDA and Adjusted OIBDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments during the period. Free cash flow results in the change in cash, cash equivalents and short-term investments less the change in debt and proceeds from other financing activities, net. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the business outlook, expected performance and forward-looking guidance, as well as other statements that are not historical facts, are forward-looking statements. The words “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “providing guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic and regulatory environment.

Future performance cannot be assured. Actual results may differ materially from those in forward-looking statements. Some factors that could cause actual results to differ include:

•	our ability to attract and retain subscribers;

•

the effects of vigorous competition on a highly penetrated market, including the impact of competition on the price we are able to charge subscribers for services and equipment we provide and our ability to attract new subscribers and retain existing subscribers; the overall demand for our service offerings, including the impact of decisions of new subscribers between our post-paid and prepaid services offerings and between our two network platforms; and the impact of new, emerging and competing technologies on our business;

•

the effect of limiting or reducing capital and operating expenditures on our ability to improve and enhance our networks and service offerings, implement our business strategies and provide competitive new technologies;

•	our ability to obtain additional financing on terms acceptable to us, or at all, including at the expiration of our current credit facility, which expires on December 19, 2010;

•	volatility in the trading price of our common stock, current economic conditions and our ability to access capital;

•

the impact of unrelated parties not meeting our business requirements, including a significant adverse change in the ability or willingness of such parties to provide handset devices or infrastructure equipment for our CDMA network, or Motorola, Inc.’s ability or willingness to provide related handset devices, infrastructure equipment and software applications, or to develop new technologies and devices or features, for our iDEN network;

•	the costs and business risks associated with providing new services and entering new geographic markets;

•	the financial performance of Clearwire and its deployment of a 4G network;

•

the impact of difficulties we may encounter in connection with the integration of the businesses and assets of Virgin Mobile USA, Inc. and iPCS, Inc., including the risk that these difficulties may limit our ability to fully integrate the operations of these businesses and the risk that we may be unable to continue to retain key employees;

•	the effects of mergers and consolidations and new entrants in the communications industry and unexpected announcements or developments from others in the communications industry;

•	unexpected results of litigation filed against us or our suppliers or vendors;

•	the impact of adverse network performance;

•	the costs and/or potential customer impacts of compliance with regulatory mandates;

•	equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

•

one or more of the markets in which we compete being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external sociological factors over which we have no control; and

•

other risks referenced from time to time in this report and other filings of ours with the Securities and Exchange Commission, including in Part I, Item IA “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2009.

Sprint Nextel believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint Nextel is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

ABOUT SPRINT NEXTEL

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel served more than 48 million customers at the end of the first quarter of 2010 and is widely recognized for developing, engineering and deploying innovative technologies, and the first and only wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile and Assurance Wireless and instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. With its customer-focused strategy, you can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

Sprint Nextel Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Millions, except per Share Data)

TABLE NO. 4

	Quarter To Date
	March 31, 2010	December 31, 2009	March 31, 2009
Net Operating Revenues	$8,085	$7,868	$8,209

Net Operating Expenses
Cost of services	2,632	2,649	2,735
Cost of products	1,566	1,430	1,291
Selling, general and administrative	2,409	2,415	2,460
Depreciation	1,275	1,481	1,417
Amortization	400	321	466
Other, net	(17)	116	327

Total net operating expenses	8,265	8,412	8,696

Operating Loss	(180)	(544)	(487)
Interest expense, net	(361)	(359)	(352)
Equity in losses of unconsolidated investments and other, net (2)	(253)	(93)	(285)

Loss before Income Taxes	(794)	(996)	(1,124)
Income tax (expense) benefit (3)	(71)	16	530

Net Loss	$(865)	$(980)	$(594)

Basic and Diluted Loss Per Common Share	$(0.29)	$(0.34)	$(0.21)

Weighted Average Common Shares outstanding	2,983	2,899	2,882

Effective Tax Rate (3)	-8.9%	1.6%	47.2%

NON-GAAP RECONCILIATION – NET LOSS TO ADJUSTED OIBDA* (Unaudited)

(Millions)

TABLE NO. 5

	Quarter To Date
	March 31, 2010	December 31, 2009	March 31, 2009
Net Loss	$(865)	$(980)	$(594)
Income tax (expense) benefit (3)	(71)	16	530

Loss before Income Taxes	(794)	(996)	(1,124)
Depreciation	1,275	1,481	1,417
Amortization	400	321	466
Interest expense, net	361	359	352
Equity in losses of unconsolidated investments and other, net (2)	253	93	285

OIBDA*	1,495	1,258	1,396
Severance and exit costs (4)	(17)	77	327
Gains from asset dispositions and exchanges (5)	—	(8)	—
Asset impairments and abandonments	—	47	—
Acquisitions (6)	—	35	—

Adjusted OIBDA*	1,478	1,409	1,723
Capital expenditures (1)	419	554	291

Adjusted OIBDA* less Capex	$1,059	$855	$1,432

Adjusted OIBDA Margin*	19.7%	19.1%	22.2%

Selected items (net of taxes, if applicable) (7):
Deferred tax asset valuation allowance (3)	365	306	—
Severance and exit costs (4)	(11)	48	202
Gains from asset dispositions and exchanges (5)	—	(5)	—
Asset impairments and abandonments	—	29	8
Amortization	243	195	283
Acquisitions (6)	—	22	—
Equity in losses of unconsolidated investments and other, net (2)	157	51	175

Sprint Nextel Corporation

WIRELESS STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited)

(Millions, except subscriber counts and metrics)

TABLE NO. 6

	Quarter To Date
	March 31, 2010	December 31, 2009	March 31, 2009
Net Operating Revenues
Retail service revenue	$6,432	$6,239	$6,420
Wholesale, affiliate and other service revenue	49	102	162
Equipment revenue	567	475	453

Total net operating revenues	7,048	6,816	7,035

Net Operating Expenses
Cost of services	2,047	2,035	2,072
Cost of products	1,566	1,430	1,291
Selling, general and administrative	2,239	2,234	2,223
Depreciation	1,143	1,337	1,288
Amortization	397	320	465
Other, net	(14)	95	254

Total net operating expenses	7,378	7,451	7,593

Operating Loss	$(330)	$(635)	$(558)

NON-GAAP RECONCILIATION
	Quarter To Date
	March 31, 2010	December 31, 2009	March 31, 2009
Operating Loss	$(330)	$(635)	$(558)
Severance and exit costs (4)	(14)	62	254
Gains from asset dispositions and exchanges (5)	—	(8)	—
Asset impairments and abandonments	—	41	—
Acquisitions (6)	—	35	—
Depreciation	1,143	1,337	1,288
Amortization	397	320	465

Adjusted OIBDA*	1,196	1,152	1,449
Capital expenditures (1)	311	427	197

Adjusted OIBDA* less Capex	$885	$725	$1,252

Adjusted OIBDA Margin*	18.5%	18.2%	22.0%

OPERATING STATISTICS
	Quarter To Date
	March 31, 2010	December 31, 2009	March 31, 2009
Retail Post-Paid Subscribers
Service revenue (in millions)	$5,539	$5,546	$6,063
ARPU	$55	$55	$56
Churn	2.15%	2.11%	2.25%
Net losses (in thousands)	(578)	(504)	(1,250)
End of period subscribers (in thousands) (a)	33,389	33,967	35,428
Hours per subscriber	15	15	15

Retail Prepaid Subscribers
Service revenue (in millions)	$893	$693	$357
ARPU	$27	$31	$31
Churn	5.74%	5.56%	6.86%
Net additions (in thousands)	348	435	674
End of period subscribers (in thousands) (a)	11,036	10,688	4,271
Hours per subscriber	15	20	15

Wholesale and Affiliate Subscribers
Net additions (losses) (in thousands)	155	(79)	394
End of period subscribers (in thousands) (a)	3,633	3,478	9,384

Total Subscribers
Net losses (in thousands)	(75)	(148)	(182)
End of period subscribers (in thousands)	48,058	48,133	49,083

(a)

Due to the acquisitions of Virgin Mobile USA, Inc. and iPCS, Inc. during the quarter ended December 31, 2009, end of period subscribers reflect the transfer of subscribers from Wholesale and Affiliate to Retail Post-paid and Prepaid prospectively from the date of each acquisition.

Sprint Nextel Corporation

WIRELINE STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited)

(Millions)

TABLE NO. 7

	Quarter To Date
	March 31, 2010	December 31, 2009	March 31, 2009
Net Operating Revenues
Voice	$585	$611	$660
Data	138	142	199
Internet	553	548	577
Other	21	24	29

Total net operating revenues	1,297	1,325	1,465

Net Operating Expenses
Costs of services and products	846	887	953
Selling, general and administrative	172	179	226
Depreciation	134	144	131
Other, net	(3)	21	73

Total net operating expenses	1,149	1,231	1,383

Operating Income	$148	$94	$82

NON-GAAP RECONCILIATION
	Quarter To Date
	March 31, 2010	December 31, 2009	March 31, 2009
Operating Income	$148	$94	$82
Severance and exit costs (4)	(3)	15	73
Asset impairments and abandonments	—	6	—
Depreciation	134	144	131

Adjusted OIBDA*	279	259	286
Capital expenditures (1)	56	62	77

Adjusted OIBDA* less Capex	$223	$197	$209

Adjusted OIBDA Margin*	21.5%	19.5%	19.5%

Sprint Nextel Corporation

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)

(Millions)

TABLE NO. 8

	Quarter Ended
	March 31, 2010	December 31, 2009	March 31, 2009
Operating Activities
Net loss	$(865)	$(980)	$(594)
Asset impairments	—	47	—
Depreciation and amortization	1,675	1,802	1,883
Provision for losses on accounts receivable	111	132	76
Share-based compensation expense	18	18	25
Deferred and other income taxes	75	143	(538)
Equity in losses of unconsolidated investments and other, net	253	93	285
Other, net	(145)	(40)	226

Net cash provided by operating activities	1,122	1,215	1,363

Investing Activities
Capital expenditures	(505)	(484)	(377)
Expenditures relating to FCC licenses	(115)	(120)	(190)
Change in short-term investments, net	104	455	7
Investment in Clearwire	(53)	(1,118)	—
Acquisitions, net of cash acquired	—	(560)	—
Other, net	4	55	—

Net cash used in investing activities	(565)	(1,772)	(560)

Financing Activities
Repayments of debt and capital lease obligations	—	(1,012)	—
Other, net	(3)	4	22

Net cash (used in) provided by financing activities	(3)	(1,008)	22

Net Increase (Decrease) in Cash and Cash Equivalents	554	(1,565)	825

Cash and Cash Equivalents, beginning of period	3,819	5,384	3,691

Cash and Cash Equivalents, end of period	$4,373	$3,819	$4,516

RECONCILIATION TO FREE CASH FLOW (NON-GAAP)

(Millions)

TABLE NO. 9

	Quarter Ended
	March 31, 2010	December 31, 2009	March 31, 2009
Net Cash Provided by Operating Activities	$1,122	$1,215	$1,363

Capital expenditures	(505)	(484)	(377)
Expenditures relating to FCC licenses	(115)	(120)	(190)
Other investing activities, net	4	55	—

Free Cash Flow*	506	666	796

Decrease in debt and other, net	—	(1,012)	—
Acquisitions, net of cash acquired	—	(560)	—
Investment in Clearwire	(53)	(1,118)	—
Other financing activities, net	(3)	4	22

Net Increase (Decrease) in Cash, Cash Equivalents and Short-Term Investments	$450	$(2,020)	$818

Sprint Nextel Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Millions)

TABLE NO. 10

	March 31, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$4,373	$3,819
Short-term investments	1	105
Accounts and notes receivable, net	2,893	2,996
Device and accessory inventory	526	628
Deferred tax assets	273	295
Prepaid expenses and other current assets	769	750

Total current assets	8,835	8,593
Investments and other assets	4,874	5,089
Goodwill	363	373
Property, plant and equipment, net	17,411	18,280
FCC licenses and trademarks	20,022	19,911
Customer relationships, net	794	1,131
Other intangible assets, net	1,983	2,047

Total	$54,282	$55,424

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$2,282	$2,267
Accrued expenses and other current liabilities	3,384	3,750
Current portion of long-term debt, financing and capital lease obligations	2,415	768

Total current liabilities	8,081	6,785
Long-term debt, financing and capital lease obligations	18,639	20,293
Deferred tax liabilities	6,733	6,693
Other liabilities	3,586	3,558

Total liabilities	37,039	37,329

Shareholders’ equity
Common shares	6,015	6,015
Paid-in capital	46,808	46,793
Treasury shares, at cost	(421)	(582)
Accumulated deficit	(34,806)	(33,779)
Accumulated other comprehensive loss	(353)	(352)

Shareholders’ equity	17,243	18,095

Total	$54,282	$55,424

NET DEBT (NON-GAAP) (Unaudited)

(Millions)

TABLE NO. 11

	March 31, 2010	December 31, 2009
Total Debt	$21,054	$21,061
Less: Cash and cash equivalents	(4,373)	(3,819)
Less: Short-term investments	(1)	(105)

Net Debt*	$16,680	$17,137

Sprint Nextel Corporation

SCHEDULE OF DEBT (Unaudited)

(Millions)

TABLE NO. 12

			March 31, 2010
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Nextel Corporation
Floating Rate Notes due 2010	0.688%	06/28/2010	750
Export Development Canada Facility	3.443%	03/30/2012	750
6% Notes due 2016	6.000%	12/01/2016	2,000
8.375% Notes due 2017	8.375%	08/15/2017	1,300
9.25% Debentures due 2022	9.250%	04/15/2022	200

Sprint Nextel Corporation			5,000

Sprint Capital Corporation
7.625% Notes due 2011	7.625%	01/30/2011	1,650
8.375% Notes due 2012	8.375%	03/15/2012	2,000
6.9% Notes due 2019	6.900%	05/01/2019	1,729
6.875% Notes due 2028	6.875%	11/15/2028	2,475
8.75% Notes due 2032	8.750%	03/15/2032	2,000

Sprint Capital Corporation			9,854

Nextel Communications Inc.
6.875% Senior Serial Redeemable Notes due 2013	6.875%	10/31/2013	1,473
5.95% Senior Serial Redeemable Notes due 2014	5.950%	03/15/2014	1,170
7.375% Senior Serial Redeemable Notes due 2015	7.375%	08/01/2015	2,137

Nextel Communications Inc.			4,780

iPCS Inc.
First Lien Senior Secured Floating Rate Notes due 2013	2.374%	05/01/2013	300
Second Lien Senior Secured Floating Rate Notes due 2014	3.499%	05/01/2014	181

iPCS Inc.			481

Tower financing obligation	9.500%	01/15/2030	697

Capital lease obligations and other			188

TOTAL PRINCIPAL			21,000

Net premiums			54

TOTAL DEBT			$21,054

Sprint Nextel Corporation

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1)

Capital expenditures is an accrual based amount that includes the changes in unpaid capital expenditures and excludes capitalized interest. Cash paid for capital expenditures can be found in the condensed consolidated cash flow information on Table No. 8 and the reconciliation to Free Cash Flow* on Table 9.

(2)

In the first quarter 2009, a pre-tax charge of $154 million ($96 million after tax) was recorded related to Clearwire’s issuance of shares to other investors, to finalize ownership percentages. In the fourth quarter 2009, in connection with the acquisition of Virgin Moble USA, Inc. (VMU), Sprint recognized the estimated fair value of its 14.1% interest in VMU, resulting in a gain of $151 million ($92 million after tax).

(3)	We recognized a non-cash $365 million and $306 million increase in the valuation allowance for deferred taxes in the first quarter 2010 and the fourth quarter 2009, respectively.

(4)	Severance and exit costs are primarily related to work force reductions and continued organizational realignment initiatives.

(5)	For the fourth quarter 2009, gains from asset dispositions and exchanges are primarily due to spectrum exchange transactions.

(6)

Included in selling, general and administrative expense are fourth quarter 2009 costs related to the acquisitions of VMU and iPCS, Inc. (iPCS) which include $11 million in fees paid to unrelated parties necessary to complete the transactions and $24 million for the effective settlement of outstanding litigation between iPCS and Sprint.

(7)	The selected items (net of taxes), if applicable, exclude the effect of increases in valuation allowance on deferred tax assets resulting from net operating loss carryforwards.